Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (No. 33-43123, No. 033-60467, and No. 333-188707) on Form S-8 of SVB Financial Group of our report dated June 21, 2021, relating to the statements of net assets available for benefits of SVB Financial Group 401(k) and Employee Stock Ownership Plan as of December 31, 2020, and 2019, the related statements of changes in net assets available for benefits for the years then ended and the related supplementary information as of December 31, 2020, appearing in this Annual Report on Form 11-K of SVB Financial Group 401(k) and Employee Stock Ownership Plan for the year ended December 31, 2020.

/s/ MOSS ADAMS LLP

Campbell, California
June 21, 2021